EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and entered into as of September 21, 2020, is between Matteo Monteverdi (“Executive”) and Newgioco Group, Inc., a Delaware corporation (the “Company”).

RECITALS

A.	The Company desires to secure the services of the Executive and the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.
B.	The Company and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Company.

Now, therefore, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows:

I DEFINITIONS

1.1	Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:
(a)	“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s parents, any descendants of such Person’s parents, the parents of such Person’s spouse and any descendants of the parents of such Person’s spouse (in each case, whether by blood, adoption or marriage).
(b)	“Agreement”: as defined in the introductory paragraph.
(c)	“Base Salary”: as defined in Section 2.4.
(d)	“Board”: the Board of Directors of the Company.
(e)	“Business”: the business as conducted by the Company and its Affiliates includes the providing of leisure betting technology software and services and the retail distribution and sales of leisure betting products such as sports bets, lotto tickets, virtual sports bets, online poker and casino products through both physical land-based retail locations as well as online channels through websites and mobile devices.
(f)	“Cause”: (i) the continued failure by Executive to perform his duties, after reasonable notice and an opportunity to cure is given by the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties; (ii) the conviction of Executive of any felony or the plea by Executive of nolo contendere to any felony or offense evidencing moral turpitude; (iii) Executive directly or on behalf of another Person, receiving a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Executive to comply with any written policy of the Company made available to Executive after reasonable notice and an opportunity to cure; (v) Executive’s misstatement of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the breach by Executive of any of the terms of this Agreement; or (vi) Executive’s disparaging the Company, its subsidiaries or its executives, or engaging in any conduct that would tend to harm their reputation.
(g)	“Change of Control” : the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions and that results in a change in governance of the Company in effect as of the Effective Date of this Agreement.
(h)	“Chief Executive Officer”: the Chief Executive Officer of the Company.
(i)	“Code”: as defined in Section 2.8.
(j)	“Commencement Date”: as defined in Section 2.1.
(k)	“Company”: as defined in the introductory paragraph.

(l)	“Company Options”: as defined in Section 2.4.
(m)	“Company IP”: as defined in Section 3.3(f).
(n)	“Competitive Business”: as defined in Section 3.1(a)(i).
(o)	“Confidential Information”: as defined in Section 3.3(a).
(p)	“Disability”: means a physical or mental incapacity upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates that is satisfactory to the Company, the result of which Executive becomes unable to engage in any substantial gainful activity that is either expected to result in death or has lasted or is expected to last for a continuous period of at least 12 months. The Board’s determination, in its sole discretion, as to whether a Disability exists, and the initial date of Disability shall be final and binding upon the parties.
(q)	“Equity Incentive Grant”: means the portion of the compensation set forth in Section 2.4(c) payable in Company stock awards issued under and pursuant to the terms and conditions of the Newgioco Group, Inc. 2018 Equity Incentive Plan and any amendment thereto.
(r)	“Excise Tax”: as defined in Section 2.8.
(s)	“Executive”: as defined in the introductory paragraph.
(t)	“Employment Period”: as defined in Section 2.1.
(u)	“Good Reason”: means (i) a material adverse change to Executive’s positions, titles, offices, or duties except, in such case, in connection with the termination of Agreement for Cause or due to Disability, death or expiration of the Employment Period; (ii) a decrease in Base Salary or decrease in Executive’s MBO Bonus opportunity provided under this Agreement; (iii) a requirement that on a continuing basis Executive reports to anyone other than the Chairman or Executive Chairman of the Board; provided that Executive may be required to report to the Board through the Chairman or Executive Chairman or another Board member who is not a executive officer of the Company; (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; and (v) any Change of Control.
(v)	“Initial Employment Term”: as defined in Section 2.1.
(w)	“MBO Bonus”: as defined in Section 2.4(b).

(x)	“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(y)	“President”: the President of the Company.
(z)	"Proceeding”: as defined in Section 2.9(ii).
(aa)	“Release”: as defined in Section 2.7(e).
(bb)	“Section 280G”: as defined in Section 2.8.
(cc)	“Termination Date”: as defined in Section 2.1.
(dd)	“Total Payments”: as defined in Section 2.8.

II TERMS OF EMPLOYMENT

2.1	Employment Period. The term of this Agreement and Executive’s employment hereunder will commence on September 1, 2020 (the “Commencement Date”) and terminate on August 31, 2024 (the “Initial Employment Term”), unless sooner terminated in accordance with Section 2.7; provided however, that commencing on the first day after the expiration of the Initial Employment Term and on each anniversary of such date thereafter, Executive’s employment hereunder may thereafter be extended as mutually agreed between the Company and Executive. The Initial Employment Term, as renewed by any additional successive period(s), is referred to herein as the “Employment Period,” and the date on which this Agreement terminates pursuant to this Section 2.1 or Section 2.7 is referred to herein as the “Termination Date.”
2.2	Duties During Employment Period. Executive will be employed by the Company as President and will report directly to the Chairman or Executive Chairman. In such capacity, Executive will be responsible for the duties consistent with the position of President and other such related tasks as may be identified from time to time by the Company’s Chairman or Executive Chairman. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations reasonably assigned to him under the terms of this Agreement.
2.3	Activities During Employment Period. Executive will devote substantially all his business time, energy, ability, attention and skill to his employment hereunder and to the business of the Company as conducted from time to time and, absent the prior written approval of the Board, Executive will not engage in any other business activity, whether as an executive, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Executive agrees to comply with all written policies of the Company throughout the Employment Period; provided, however, that if any such policy conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, during the Employment Period, Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs, and serve as a member of the boards of directors of for-profit and not-for-profit entities except that service on any board shall be subject to prior written consent of the Board for each individual board position which may be granted or denied in the Board’s sole discretion; and (ii) manage Executive’s passive personal investments, so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.
2.4	Compensation;
(a)	Salary. The Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary (which shall be paid in accordance with the normal payroll practices of the Company) (the “Base Salary”), as follows:
(i)	The Executive’s Base Salary shall initially be at the rate of $395,000 per annum.
(ii)	Executive’s Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion.
(iii)	Executive’s Base Salary may be increased by the Board at any time. Executive’s Base Salary may not be decreased from the amount in effect at any time without the consent of the Executive.
(b)	Incentive Bonus.
(i)	During the Employment Period, the Executive shall be eligible to earn an MBO Bonus at the discretion of the Board (the “MBO Bonus”). The amount of the MBO Bonus, if any, for a given fiscal year shall be determined by the Board in accordance with the performance metrics and business objectives assigned to the Executive at the beginning of each year and shall be based on a criterion that 50% of the Base Salary shall be paid to the Executive on achievement of 100% of the reasonably achievable objectives that are agreed to in advance by the Executive and the Chairman of the Board, acting in each case in good faith.
(ii)	The Executive’s performance will be measured against such objectives and depending upon performance against those, the Executive will be eligible to receive a bonus in the range of 0% to 100% of Base Salary. Any MBO Bonus shall be paid to the Executive at the same time that other senior executives of the Company receive cash bonus payments. Timing of such payments will be in line Corporate Policy as adopted by the Board of Directors and/or at the Board’s discretion. Notwithstanding the foregoing, for the period beginning on the Commencement Date and ending on the last day of the applicable year, the Executive shall be eligible to receive a prorated MBO Bonus (calculated as the MBO Bonus that would have been paid for the entire year multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked in the applicable year, and the denominator of which is equal to the total number of days in such year).

(iii)	During the Employment Period, the Executive shall also participate in all standard bonus plans established by the Board for senior executives, on a basis that is consistent with the level of participation by other senior executives of the Company.

(c)	Equity Incentive Grant. The Executive shall further be entitled to receive, and the Company will grant to Executive an Equity Incentive Grant as follows:

Ten-year Options to purchase 648,000 shares of Common Stock (“Company Options”) at an exercise price equal to the fair market value on the grant date. Such Company Options shall vest pro rata equally at each of the first four (4) annual anniversaries of this Agreement. For the avoidance of doubt vesting shall be as follows:

162,000 shares on September 1, 2021

162,000 shares on September 1, 2022

162,000 shares on September 1, 2023

162,000 shares on September 1, 2024

In the event that this Agreement has been terminated by the Company without Cause in accordance with Section 2.7(a) within three (3) months from the Commencement Date or by the Executive at any time after the Commencement Date for any reason other than Good Reason in accordance with Section 2.7(d), notwithstanding the terms of the Newgioco Group, Inc 2018 Equity Incentive Plan and any amendment thereto or any applicable award agreement, the Equity Incentive Grant will vest on a monthly pro rata basis from the Commencement Date up to the Termination Date and Executive shall forfeit that portion of the Equity Incentive Grant not vested as of the Termination Date.

In the event that this Agreement has been terminated by the Company without Cause in accordance with Section 2.7(a) after three (3) months and one day from the Commencement Date, by Executive at any time after the Commencement Date for Good Reason in accordance with such Section 2.7(a) or by the Company by reason of the Disability or death of the Executive in accordance with Section 2.7(c), notwithstanding the terms of the Newgioco Group, Inc 2018 Equity Incentive Plan and any amendment thereto or any applicable award agreement, the Equity Incentive Grant vesting period will be accelerated to the Termination Date.

If this Agreement has been terminated by the Company for Cause in accordance with Section 2.7(b), Executive shall forfeit the Equity Incentive Grant not vested as of the Termination Date. Executive shall have a period of three (3) months from such Termination Date to exercise Company Options vested as of such Termination Date.

2.5	Benefits.
(a)	Medical and Welfare Benefits. Except as otherwise addressed in this Section 2.5, during the Employment Period, Executive (and, in the case of medical coverage, his dependents) shall be entitled to participate in any vacation, pension, medical, retirement and other benefit plans and programs generally available to the Company’s senior officers and directors, provided that Executive and his dependents meet all eligibility requirements under those plans and programs. Executive and his dependents shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans and programs at any time and without prior notice to the participants. The Executive shall receive an allowance of up to $2,000 per month towards such medical and welfare benefits.
(b)	Perquisites and Other Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company.
(c)	Business and Travel Expenses. During the Employment Period, the Company shall promptly pay or reimburse the Executive for all actual, reasonable and customary expenses incurred by the Executive in the course of his employment including but not limited to all travel related expenses, including but not limited to; airfare, ground transportation costs, accommodation and meals, and additional expenses for business use of a personal automobile shall be reimbursed to Executive at the rate of $0.50 per mile, for mileage driven to and from any meetings while performing services hereunder and for any other expenses agreed to by the Chairman or Executive Chairman; provided that such expenses are incurred and accounted for in compliance with the Company’s policies as then in effect regarding the incurrence, substantiation and verification of business expenses.
2.6	Deductions and Withholdings. All amounts payable or that become payable and all benefits provided under this Agreement will be subject to any deductions and withholdings required by law.

2.7	Termination. Executive’s employment may be terminated at any time prior to the end of the Employment Period under the terms described in this Section 2.7, and the Employment Period shall automatically terminate upon any termination of Executive’s employment. For purposes of clarification, except as provided in Sections 2.4(c) and 3.7, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Employment Period and Executive’s employment with the Company.
(a)	Termination by the Company without Cause or Resignation by Executive for Good Reason. The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.” In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and for the avoidance of doubt, not in the event of a termination pursuant to Section 2.7(b), (c), or (d)), the Company shall pay in equal installments over a period of six (6) months the following amounts, and make the following other benefits available, to Executive:
(i)	the standard termination payments in compliance with the Company’s policies as then in effect, if any; including the reimbursement of expenses properly incurred by the Executive prior to the Termination Date; and
(ii)	an amount equal to one (1) times the sum of (A) Executive’s Base Salary and (B) an amount equal to the highest annual MBO Bonus paid to Executive (if any) in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s MBO Bonus for the-then current fiscal year (provided if such termination occurs within the first twelve (12) months of this Agreement, such amount shall be Executive’s MBO Bonus for the-then current fiscal year); and
(iii)	in lieu of any MBO Bonus for the year in which such termination occurs, payment of an amount equal to (A) the MBO Bonus (if any) which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; and
(iv)	an amount equal to the reimbursement of third-party health care benefits for Executive and Executive’s dependents as stated in Section 2.5(a) of this Agreement until the earlier of (A) a period of twelve (12) months after the Termination Date, or (B) the date Executive becomes eligible to receive such coverage under a subsequent employer’s insurance plan.

(b)	Termination by the Company for Cause. The Company will have the right to terminate Executive’s employment hereunder for Cause upon written notice to Executive. If Executive’s employment is terminated for Cause, the Company will pay to Executive (i) accrued but unpaid Base Salary through the Termination Date and (ii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date subject to the provision of appropriate supporting documentation by the Executive. Upon termination of Executive’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b), the Company will have no additional obligations to Executive hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.
(c)	Termination by Disability or Death of Executive. Upon the Disability or death of Executive during the Employment Period, the Company will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, the sum of (i) accrued but unpaid Base Salary earned prior to Executive’s Disability or death, and (ii) expenses incurred by Executive prior to his Disability or death for which Executive is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one (1) times the Executive’s annual Base Salary at the time of his declared Disability or death. Such payment will be made within 45 calendar days following the date of Executive’s declared Disability or death.

This Agreement in all other respects will terminate upon the death of Executive and all rights of Executive and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(d)	Resignation by Executive for Any Reason other than Good Reason. Executive may resign for any or no reason upon 30 calendar days’ written notice. If Executive resigns for any reason other than Good Reason, the Company will pay to Executive (i) accrued but unpaid Base Salary through the Termination Date, and (ii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Executive’s employment pursuant to this Section 2.7(d), except for the payments required by this Section 2.7(d), the Company will have no additional obligations to Executive hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.

(e)	Release. To be eligible for severance pay as described in Section 2.7(a), the Executive must execute a release of claims substantially in the form attached hereto as Exhibit A (the “Release”) in favor of the Company and its Affiliates, and deliver it to the Company such that it becomes irrevocable within 30 days after Executive’s termination of employment. If the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Company, and the first such payment shall include all amounts that would otherwise be due prior thereto.
(f)	Suspension by the Company for Indictment; Administrative Leave. The Company will have the right to suspend Executive’s employment and right to Base Salary and other compensation pursuant to this Agreement upon the indictment of Executive for any felony until the final resolution of all proceedings with respect to such indictment. The Company will have the right to place Executive on administrative leave during the Employment Period if the Board determines in good faith that circumstances exist that would reasonably be expected to give rise to the Company’s ability to terminate this Agreement for Cause. While on administrative leave, Executive agrees to fully cooperate with the Company and the Board, and Executive will be entitled to receive his Base Salary, payable in accordance with Section 2.4.

2.8	Reimbursement of Executive for Section 280(G) Liability. In the event that the Executive becomes entitled to severance benefits under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), and if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall reimburse the Executive for the amount of any such additional tax, penalty or interest under Section 280(G) of the Code (“Section 280(G)”) such that the after tax proceeds of such reimbursement is equivalent to the Executive’s additional tax, penalty, or interest Under Section 280(G) and such reimbursement shall be paid by the Company to the executive within sixty (60) days of the Executive’s assessment or reassessment of liability under Section 280(G) by the Internal Revenue Service.

2.9	Indemnification.

(i)	Executive Indemnification. Executive shall defend, indemnify and hold harmless the Company and its officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or including reasonable attorneys’ fees directly arising out of or directly resulting from (i) bodily injury, death of any person or damage to real or tangible, personal property resulting from Executive’s gross negligence or willful misconduct and (ii) from Executive’s material breach of any representation, warranty or obligation under this Agreement, excepting in each case, the willful misconduct or negligence of the Company.

(ii)	Company Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's engagement hereunder, by reason of the fact that the Executive is or was an agent of the Company or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees), except to the extent that such Proceeding result from, in whole or in part, the gross negligence, or willful misconduct of the Executive. Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to its directors and similarly situated executives of the Company or any successor.

(iii)	This provision shall survive termination of this Agreement.

III RESTRICTIVE COVENANTS

3.1	Non competition and Non solicitation.
(a)	The Executive agrees and acknowledges that, in connection with his employment with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates. The Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a Competitive Business in any position comparable to the position he will hold with the Company under this Agreement. Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees that, while he is in the employ of the Company and for one (1) year after the date that the Executive ceases to be an Executive of the Company, Executive will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, Executive, consultant, sales representative or otherwise:
(i)	provide services the same as or substantially similar to those Executive provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company or its Affiliates (a “Competitive Business”) in any jurisdiction in the world where the Company does business; provided that Executive may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange;
(ii)	directly or indirectly solicit, or assist in the solicitation of, any Person or entity to whom the Company or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of employment, and with whom the Executive had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Executive’s last day of employment, for the purpose of obtaining the patronage of such Person for the purchase of any competitive products or services;
(iii)	directly or indirectly solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any Person who is, as of the date of termination of employment, or was within two (2) years prior to the date of termination of employment, a supplier of the Company or any Affiliate, including any actively sought prospective supplier of the Company or any Affiliate, and with whom the Executive had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Executive’s last day of employment, for the purpose of inducing such supplier to cease doing business with the Company or any Affiliate; or
(iv)	directly or indirectly recruit, solicit, encourage, or assist in the solicitation of, for the purpose of offering employment to or hiring, any Person employed by the Company or any Affiliate (as an Executive, independent contractor or otherwise) unless, prior to any such solicitation, such person is no longer employed or engaged by the Company or any Affiliate.
(b)	The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Executive further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company’s legitimate business interests.
(c)	If any provision of this Section 3.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Agreement, be modified to the least extent necessary to cause such provision to conform to the law as determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.
(d)	The restrictions contained in Section 3.1 are necessary for the protection of the business, goodwill and Confidential Information of the Company and its Affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 3.1 will cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Executive, and/or recover severance payments already made.

(e)	The existence of a claim, charge, or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(f)	The provisions of this Section 3.1 shall survive termination of this Agreement and apply regardless of the reason for the termination of the Executive’s employment.
3.2	Permitted Activities. For the avoidance of doubt, during and after the Employment Period, nothing contained in this Section 3 shall be construed to prohibit Executive from contacting business associates, customers or suppliers of the Company if such contact is not made for purposes of, and does not have the effect of, violating any of the provisions of this Section 3.

3.3	Confidentiality and Ownership.
(a)	Executive acknowledges that prior to the effectiveness of the Agreement, Executive has been given and will continue to have in connection with the conduct of the Business access and exposure to trade secrets and confidential information of the Company and its Affiliates in written, oral, electronic and other form regarding the businesses, operations, equipment, products and Executives of the Company and its Affiliates (“Confidential Information”), including but not limited to:
(i)	the identities of existing and potential customers and key accounts, including, without limitation, the identity of existing and potential customers and key accounts cultivated or maintained by Executive while providing services at the Company or any Affiliate or that Executive cultivates or maintains while providing services at the Company or its Affiliates using the Company’s or any Affiliate’s products, names and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts;
(ii)	the particular preferences, likes, dislikes and needs of those existing and potential customers and key accounts and contact persons with respect to product types, price of odds, spreads, service fees, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;
(iii)	the business methods, practices, strategies, forecasts, pricing, and marketing techniques;
(iv)	the identities of licensors, vendors, brokers, and other suppliers and the identities of contact persons at such licensors, vendors, brokers, and other suppliers;
(v)	the identities of key sales agents and representatives, regional and national store managers, buyers and other personnel and Executives;
(vi)	advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, operating and franchising manuals, computer software and related materials;
(vii)	other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations and prospects;
(viii)	Company IP (as defined in Section 3.3(f) below); and
(ix)	all other information the Company or its Affiliates try to keep confidential and that has commercial or competitive value or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s or its Affiliates’ interest.

Confidential Information will not include information: (i) that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by Executive or any of his Affiliates; or (ii) that subsequently becomes public through no act or omission of the Executive or (iii) is possessed by Executive as a result of Executive’s knowledge and experience in the Company’s industry. Executive agrees that all of the Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive’s custody. Executive agrees that Executive shall not, at any time following the execution of this Agreement, use or disclose in any manner any Confidential Information of the Company.

(b)	In the event that the Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(c)	During the Employment Period and for five (5) years thereafter, the Executive (i) will not use Confidential Information for any purpose detrimental to the Company or its Affiliates and (ii) will not, except as directed by the Company, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Company, Executive will not disclose such Confidential Information, directly or indirectly, to any other Person; provided, however, that as the above restrictions relate to the Executive’s use and disclosure of trade secrets of the Company and its Affiliates, those restrictions shall remain in place during the Employment Period and at any time thereafter. Executive acknowledges that this covenant is necessary to protect the Company’s and its Affiliates’ Confidential Information and trade secrets.
(d)	All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that Executive has or will prepare, develop or receive in the course of the Employment Period and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Company or its Affiliates, are and will remain the sole and exclusive property of such Persons. Executive will not, without the Board’s prior written consent, remove from such Person’s premises any such physical property, the original, “soft copy” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials and information in his possession or under his custody or control will, on the date of termination of any employment or consulting agreement be immediately turned over to the Company or its Affiliates.

(e)	DTSA Notice. Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(f)	If at any time during the Employment Period or prior thereto at any time that Executive was an Executive, agent, director or officer of or consultant to the Company or its Affiliates, Executive, whether alone or with any other Person, makes, discovers, produces, conceives or first reduces to practice any invention, process, development, design or improvement that relates to, affects or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of the Company or its Affiliates, (i) Executive acknowledges and agrees that such invention, process, development, design or improvement (collectively, “Company IP”) will be the sole property of the Company or such Affiliate, as appropriate and are hereby irrevocably assigned by Executive to the Company or such Affiliate, as appropriate, and (ii) Executive will immediately disclose in confidence all Company IP to the Company in writing.
(g)	To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Executive in the performance of Services under this Agreement include material subject to copyright protection, such materials have been specially commissioned by the Company and they shall be deemed “Work for Hire” as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as Work for Hire under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Executive hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Executive rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Executive hereby irrevocably and unconditionally waives all enforcement of such rights. At Company’s sole cost and expense, Executive shall execute and deliver such instruments and take such other actions as may be reasonably required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by Executive as part of his services under this Agreement shall be owned by the Company.
(h)	Executive will, if and when reasonably required to do so by the Company (whether during the Employment Period or thereafter), at the Company’s expense and, if after the expiration of the Employment Period, subject to Executive’s availability and reimbursement by the Company of Executive’s reasonable out-of-pocket expenses and payment to Executive of a reasonable per diem to compensate Executive for time spent in connection therewith: (i) apply, or join with the Company or an Affiliate thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in the world for any Company IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Company, advisable for vesting such patents or other protection in the name of the Company or an Affiliate thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Company or an Affiliate thereof or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.
(i)	Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution and resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.3.

3.4	Non-disparagement. Executive shall not, during the Employment Period and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.
3.5	No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other Person in connection with Executive’s employment by the Company without such Person’s authorization.
3.6	Forfeiture of Outstanding Equity Awards; “Clawback” Policies. The provisions of Section 2 notwithstanding, if Executive willfully and materially fails to comply with Section 3.1, 3.2, 3.3 or 3.4, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company or any of its affiliates (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled. Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.
3.7	Specific Performance. Executive acknowledges that the Company will have no adequate remedy at law if Executive breaches any of the provisions of Section 3. In the event of such a breach, Executive agrees that the Company will have the right, in addition to any other rights it may have, to specific performance of Section 3. If legal proceedings are commenced by the Company against Executive, in connection with Section 3, the party that does not prevail in such proceedings shall pay the reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, disbursements, investigation costs and other costs and expenses incurred by the prevailing party in such proceedings, arising out of or in connection with the Company’s claim under Section 3.
3.8	Survival. The provisions contained in this Section 3 will survive termination of this Agreement regardless whether such termination is initiated by the Company or the Executive.
3.9	Website. Executive agrees that upon execution of this Agreement and until this Agreement is terminated, the Company may include the Executive’s name and biography on its corporate website. Executive shall provide any updates to the biography of the Executive to the Company within fifteen (15) business days of executing this Agreement. Company agrees that it will obtain Executive’s written consent before making any material changes to such biography.

IV MISCELLANEOUS

4.1	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

If to the Company, to:

Newgioco Group, Inc.

Beard Winter, LLP

130 Adelaide St. W, Suite 701

Toronto, Ontario, Canada M5H 2K4

Facsimile No.: (416) 593-7760

Attention: Julian L. Doyle, LLB

with a copy to:

Gracin & Marlow LLP

The Chrysler Building, 26th Floor

405 Lexington Avenue

New York, NY 10174

Facsimile No.: (212) 208-4657

Attention: Leslie Marlow, SEC Counsel

If to Executive, to:

Matteo Monteverdi

35 Pear Court

Hillsborough, CA 94010

Facsimile No.: (650) 435 - 5077

or, in any case, to such other address or addresses as any such party may from time to time designate by like notice.

4.2	Amendments and Waivers,
(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.
4.3	Code of Conduct. Executive acknowledges that he has read the Company’s Code of Business Conduct and agrees to abide by such Code of Business Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.
4.4	Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement.
4.5	Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that except in accordance with the laws of descent and distribution Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Company.

4.6	No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto, and Newgioco and its Affiliates, and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.
4.7	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws of such state.
4.8	Arbitration.
(a)	Executive and the Company agree that either during the existence of the relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes or controversies arising under or in connection with this Agreement, Executive’s engagement, and/or termination of this Agreement; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged, actual or threatened violation of any provision of Section 3. For purposes of seeking injunctive relief with regard to any alleged, actual or threatened violation of any provision of Section 3, the Company and Executive hereby consent to the jurisdiction of any court having competent jurisdiction; provided that damages for any alleged violation of Section 3, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, the disputes or controversies arising under or in connection with this Agreement, Executive’s engagement, and/or termination of this Agreement to be determined by arbitration include all common-law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement or unpaid fees.
(b)	Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in San Francisco, California before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Each party shall pay that party’s own costs and attorney fees. Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum. The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators..
4.9	No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company or Executive under any other laws.
4.10	WAIVER OF JURY TRIAL. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SUBJECT TO THE TERMS OF THE ARBITRATION CLAUSE SET FORTH IN SECTION 4.8.
4.11	Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
4.12	Construction and Headings. The headings and captions in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.
4.13	Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

4.14	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.
4.15	Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

4.16	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
4.17	Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it; and (iv) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

{signatures are on the next page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWGIOCO GROUP, INC.

By:_/s/ Michele Ciavarella_

Name: Michele Ciavarella

Title: Chairman & CEO

EXECUTIVE

_/s/ Matteo Monteverdi_

Name: Matteo Monteverdi

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Newgioco Group, Inc. and its Affiliates (the “Company”) and me dated as September 1, 2020 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, Executives, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Executive Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, Registered Retirement Savings Plan, Registered Retirement Income Fund, Trattamento di Fine Rapporto or other such retirement plans or benefits, stock benefits or any other Executive benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;
(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the thirtieth (30th) calendar day following my separation of employment;
(3)	I have carefully read and understand this Release;
(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

(5)	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;
(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;
(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;
(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;
(9)	This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:_____________________ ______________________________

Executive: Date signed